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                                                                    EXHIBIT 99.1
PRESS RELEASE

================================================================================
SMITH INTERNATIONAL, INC.
P.O. BOX 60068
HOUSTON, TX 77205-0068
WEBSITE ADDRESS:  smith-intl.com

FOR RELEASE
MONDAY, FEBRUARY 2, 1998

CONTACT:  JOHN J. KENNEDY
          CHIEF FINANCIAL OFFICER
          (281) 443-3370

                       SMITH INTERNATIONAL, INC.  REPORTS
                   51 PERCENT INCREASE IN QUARTERLY EARNINGS

         HOUSTON, Texas (February 2, 1998)... Smith International, Inc. (NYSE,
PSE: SII) today announced fourth quarter earnings of $30.0 million, or 75 cents per share on a diluted basis, compared with net income of $19.9 million, or 50 cents per share on a diluted basis, in the fourth quarter of 1996. The Company reported revenues of $425.9 million for the fourth quarter of 1997, a 26 percent increase over the revenues for the fourth quarter of 1996. Strong revenue growth was reported in North America, Latin America and the Far East. The quarter benefited from acquisitions made during the year including Fleming Oilfield Services, Chem-Tech, Inc. and DSR Companies, which were acquired in the fourth quarter. Excluding the impact of revenues from acquisitions, revenues increased 21 percent over the fourth quarter of 1996.

         Revenues for the M-I Fluids unit increased 21 percent over the comparable quarter of the prior year to $236.4 million. Strong revenue growth was reported in the U.S., Latin America and the Far East regions. Higher activity levels, new contracts and incremental revenues associated with the Fleming operations all contributed to the favorable revenue variance. Excluding the impact of acquisitions, Fluids' revenues grew by 18 percent over the fourth quarter of 1996.





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         M-I SWACO, M-I's solids control and waste management unit, reported revenues of $35.3 million, a 42 percent increase over the fourth quarter of 1996. SWACO continues to experience strong growth in the U.S. and Canada benefiting from the impact of current year acquisitions and increased equipment rental activity in the U.S. Gulf Coast area. Excluding the impact of acquisitions, SWACO's revenues grew by 30 percent over the fourth quarter of 1996.

         Smith Tool's revenues were $65.2 million for the fourth quarter, an increase of 22 percent over the comparable quarter of the prior year. Smith Tool reported balanced revenue growth across all geographic regions due to increased activity levels, price increases and improved market penetration. Sales of Magnum(TM) bits doubled from the fourth quarter of 1996.

         Smith Diamond Technology reported revenues of $22.1 million, a 24 percent increase over the fourth quarter of the prior year. Increased market penetration in Europe/Africa and the Far East accounted for over half of the quarter-to-quarter revenue increase. Higher volumes and increased sales of larger-size diamond bits during the quarter contributed to the revenue growth. On a combined basis, revenues for petroleum three-cone bits (excluding mining bits) and diamond bits grew in excess of 25 percent over the prior year quarter.

         Smith Drilling and Completions' revenues increased 45 percent over the fourth quarter of the prior year to $66.9 million. Over half of the revenue increase was reported in the U.S. which benefited from continued strength in the U.S. Gulf Coast market and the impact of current year acquisitions. Excluding revenues from acquisitions, revenues increased approximately 25 percent over the fourth quarter of 1996.

         For the year ended December 31, 1997, the Company reported net income of $102.4 million, or $2.55 per share on a diluted basis, on revenues of $1.6 billion compared to net income of $64.4 million, or $1.62 per share on a diluted basis, on revenues of $1.2 billion in the prior fiscal year. Each business unit reported higher revenues and earnings compared to the prior year due to a combination of increased activity levels, the impact of new product introductions, improved pricing and the benefit of acquired operations. Revenues grew in all geographic areas over the prior year, with particularly strong growth reported in the U.S., Europe/Africa and Latin America.





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         Approximately 61 percent of the Company's revenues were generated outside the U.S. in both 1997 and 1996.

         Commenting on the results, Chairman and CEO, Doug Rock stated, "We're pleased with last year's results, but that's behind us. With the recent oil price drop, and the resultant equity market plunge for oil service stocks, we're charging ahead to further reduce drilling, completion and downstream costs for our customers. The Wilson Industries acquisition, which should be completed by the end of this quarter, is one example of our pledge to improve customer efficiencies. Based on past performance, weak markets mean strong opportunities for Smith."

         Loren Carroll, Executive Vice President also noted that, "Improved gross margins and favorable operating expense leverage have resulted in Smith's operating margins reaching 14.9 percent in the quarter. Smith also continues to report improved financial ratios evidenced by our return on shareholders' equity increasing to 26.5 percent in the fourth quarter of 1997 from 22.4 percent in the fourth quarter of 1996. Finally, operating cash flow, consisting of earnings before interest, taxes and minority interests plus depreciation and amortization, after reduction for the effect of minority interests, totaled $209.8 million or $5.22 per share for the fiscal year, an increase of approximately 63 percent over 1996."

         Smith International, Inc. is a leading supplier of premium products and services to the oil and gas exploration and production industry through its five principal business units - M-I Fluids, M-I Swaco, Smith Tool, Smith Diamond Technology, and Smith Drilling & Completions.

         Financial highlights follow:





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                           SMITH INTERNATIONAL, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (In thousands, except per share data)

                                                 Three Months Ended              Year Ended
                                                     December 31,               December 31,
                                                ---------------------     -------------------------
                                                  1997         1996          1997           1996
                                                --------     --------     ----------     ----------
                                                     (Unaudited)                  (Audited)
Revenues.....................................   $425,868     $336,909     $1,563,144     $1,156,658

Costs and expenses:
  Costs of revenues .........................    271,835      219,477      1,014,612        764,596
  Selling expenses ..........................     69,309       57,038        251,278        194,875
  General and administrative expenses .......     21,173       17,995         79,763         64,667
                                                --------     --------     ----------     ----------
    Total costs and expenses ................    362,317      294,510      1,345,653      1,024,138
                                                --------     --------     ----------     ----------
Earnings before interest and taxes ..........     63,551       42,399        217,491        132,520
Interest expense, net .......................      7,091        5,095         24,973         16,445
                                                --------     --------     ----------     ----------
Income before income taxes and
  minority interests ........................     56,460       37,304        192,518        116,075
Income tax provision ........................     15,169        9,375         50,650         26,798
                                                --------     --------     ----------     ----------
Income before minority interests ............     41,291       27,929        141,868         89,277
Minority interests ..........................     11,246        8,018         39,517         24,833
                                                --------     --------     ----------     ----------
Net income ..................................   $ 30,045     $ 19,911     $  102,351     $   64,444
                                                ========     ========     ==========     ==========

Earnings per share:
  Basic .....................................   $   0.76     $   0.51     $     2.58     $     1.64
                                                ========     ========     ==========     ==========
  Diluted ...................................   $   0.75     $   0.50     $     2.55     $     1.62
                                                ========     ========     ==========     ==========

Weighted average shares outstanding:
  Basic .....................................     39,656       39,411         39,604         39,352
  Diluted ...................................     40,249       39,994         40,183         39,880

OTHER DATA:
Depreciation and Amortization ...............   $ 12,829     $  8,885     $   46,704     $   31,601
                                                ========     ========     ==========     ==========
Capital Spending(a) .........................   $ 26,417     $ 23,166     $   82,787     $   72,958
                                                ========     ========     ==========     ==========
EBIT excluding minority interest(b) .........   $ 50,437     $ 32,786     $  171,471     $  102,590
                                                ========     ========     ==========     ==========
EBITDA excluding minority interest(b) .......   $ 60,920     $ 40,240     $  209,753     $  128,747
                                                ========     ========     ==========     ==========

NOTE (a):
Capital spending is reported gross and not reduced for the proceeds arising on lost-in-hole sales or sales of fixed asset equipment replace. The net capital spending was approximately $76.2 million and $61.2 million in 1997 and 1996, respectively.

NOTE (b):
"Earnings before interest and taxes (EBIT) excluding minority interests" and "Earnings before interest, taxes, depreciation and amortization (EBITDA) excluding minority interests" represent the amount of EBIT and EBITDA earned by the Company after reduction for the portion of the respective amounts allocable to the minority interest ownership in M-I L.L.C.


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                           SMITH INTERNATIONAL, INC.
                                REVENUE ANALYSIS
                               ($'s IN THOUSANDS)

                                                            THREE MONTHS
                                                          ENDED DECEMBER 31,
                                                ------------------------------------
                                                       1997                1996
                                                ----------------     ---------------
                                                   (UNAUDITED)         (UNAUDITED)
M-I FLUIDS                                             $236,355            $194,562

M-I SWACO                                                35,259              24,759

SMITH TOOL                                               65,244              53,571

SMITH DIAMOND TECHNOLOGY                                 22,116              17,889

SMITH DRILLING & COMPLETION                              66,894              46,128
                                                ---------------      --------------

TOTAL                                                  $425,868            $336,909
                                                ===============      ==============


                                                            YEAR ENDED
                                                            DECEMBER 31,
                                                ------------------------------------
                                                       1997                1996
                                                ----------------     ---------------
                                                   (UNAUDITED)         (UNAUDITED)
M-I FLUIDS                                             $872,290            $669,585

M-I SWACO                                               128,758              82,741

SMITH TOOL                                              248,500             196,691

SMITH DIAMOND TECHNOLOGY                                 79,612              58,919

SMITH DRILLING & COMPLETIONS                            233,984             148,722
                                                ---------------      --------------

TOTAL                                                $1,563,144          $1,156,658
                                                ===============      ==============



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